EXHIBIT 99.1

National Western Life Group, Inc. Announces 2022 First Quarter Earnings

Austin, Texas, May 10, 2022 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2022 consolidated net earnings of $36.2 million, or $10.23 per diluted Class A common share, compared with consolidated net earnings of $62.1 million, or $17.57 per diluted Class A common share, for the first quarter of 2021. The Company's book value per share as of March 31, 2022 was $632.00.

Total revenues declined 42% in the quarter ended March 31, 2022 from the level reported in the first quarter of 2021 due to a decline in investment income caused by unrealized investment losses. Net investment income in the first quarter of 2022, including unrealized investment gains and losses, was $69.7 million as compared to $166.1 million in the first quarter of 2021. Mr. Moody observed, "The combination of higher interest rates and lower equity market performance substantially effected the fair values used to report the Company's investments this quarter."

The Company reported that index options purchased to hedge the crediting rate mechanism in its equity-indexed life and annuity products swung from an unrealized gain of $28.0 million in the first quarter of 2021 to an unrealized loss of $38.2 million in the first quarter of 2022. In addition, the Company's debt security investment portfolio shifted from an unrealized gain position of $476.0 million at December 31, 2021 to an unrealized loss of $155.3 million at March 31, 2022. Mr. Moody indicated, "The decrease in the Company's book value per share during the quarter is entirely due to the unrealized losses recorded on debt securities. The Company's core book value, without unrealized gains and losses on debt securities, exhibited a healthy increase during the first quarter."

The Company reported that net earnings for the quarter ended March 31, 2022 included improvement in claim experience over the first quarter in the prior year. Mr. Moody noted, "Claims reported which indicated the cause of death as COVID-19 decreased nearly 60% in the first quarter this year from that of last year. There is industry speculation regarding the completeness of COVID-19 death claim reporting but the trend is headed in the right direction."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At March 31, 2022, the Company maintained consolidated total assets of $13.8 billion, consolidated stockholders' equity of $2.3 billion, and combined life insurance in force of $20.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Revenues, excluding investment and index option gains (losses)	$168,703	200,938
Realized and unrealized gains (losses) on index options	(38,198)	28,024
Realized gains on investments	3,794	1,416
Total revenues	134,299	230,378

Benefits and expenses:
Life and other policy benefits	41,899	37,889
Amortization of deferred transaction costs	29,016	29,989
Universal life and annuity contract interest	(14,805)	52,845
Other operating expenses	32,582	31,335
Total benefits and expenses	88,692	152,058

Earnings before income taxes	45,607	78,320
Income tax expense	9,423	16,191
Net earnings	$36,184	62,129

Net earnings attributable to Class A shares	$35,161	60,372

Diluted Earnings Per Class A Share	$10.23	17.57

Diluted Weighted Average Class A Shares	3,436	3,436

	March 31,	December 31,
	2022	2021

Book value per share	632.00	698.48
Less: Per share impact of accumulated other comprehensive income	(17.04)	59.39
Book value per share, excluding accumulated other comprehensive income *	649.04	639.09

*	Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(61.9) million at March 31, 2022 and $216.0 million at December 31, 2021. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com